SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 4/30/05
FILE NUMBER 811-6463
SERIES NO.: 9


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                8,552
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                2,216
              Class C                1,217



74V.     1.   Net asset value per share (to nearest cent)
              Class A               $15.40
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B               $14.70
              Class C               $14.64